Exhibit 4.11

MINISTRY OF THE RUSSIAN FEDERATION

FOR TELECOMMUNICATIONS AND INFORMATION TECHNOLOGIES

LICENSE

A 025008	No. 25340

In accordance with the current laws of the Russian Federation this permission is given to

Open Joint Stock Company

“Vimpelcom-Region”

Legal Address:

10, 8 Marta street, bldg. 14, Moscow 127083

Type of Operations:

Telematic Services

Conditions for carrying out this type of activity and the territory are set forth in the attachment which is an integral part hereof

Term of validity of the License:		until August 01, 2007

Services to be rendered as of (no later than):		March 14, 2004

Date of registration of the License in the Unified Register of Communications Licenses:		March 14, 2003

First Deputy Minister of the Russian Federation for Telecommunications and	[Signature]	B.D. Antonyuk
Information Technologies		[Seal]

Ministry of the Russian Federation for Telecommunications and Information Technologies

CONDITIONS FOR CARRYING OUT ACTIVITIES

UNDER LICENSE NO. 25340

1. OJSC “Vimpelcom-Region” (the Licensee) is hereby authorized to provide telematic services of the general access network (e-mail, access to information resources, information services, facsimile services, voice transmission, voice mail) in the territory set forth in clause 45.

2. The services shall be provided with the involvement of Licensee’s telematic facilities.

The installed subscribers capacity of Licensee’s telematic services shall enable the activation of at least 2,000 subscribers by end of the license period, and at least 100 subscribers by end of 2004.

The throughput capacity of the Licensee’s voice transmission telematic services shall enable at least 30 simultaneous conversations by the end of the license period, and at least 8 simultaneous conversations by end of 2004.

3. The Licensee must provide services on the licensed territory to any person requiring such services, provided the corresponding technical capacity is available.

The Licensee shall have the right to refuse to provide the services in the following circumstances:

- provision of service may create danger to the security and defense of the state, health and security of people;

- provision of service is impossible due to physical, topographic or other natural obstacles;

- the consumer without reasonable cause disagrees with the terms of provision of service, or does not make timely payments for the provided service;

- the consumer utilizes or intends to utilize communications equipment for any illegal purposes or receives communication services through unlawful methods, operates the provided equipment in violation of the rules of technical operation, or utilizes uncertified equipment.

Refusal in each specific case must have a basis.

4. The Licensee shall have the right to have its telematic equipment (except for voice data transmission service) connected to the public telephone network and to the commercial parts of the “Iskra” network, to the AT/Telex cable network, and to use the communications channels and physical communication circuits of the public communications network.

Ministry of the Russian Federation for Telecommunications and Information Technologies

5. The Licensee shall have the right to have its voice data transmission telematic equipment connected to the public telephone network and to the commercial parts of the “Iskra” network, to the data transmission networks and public telematics services, and to use the communications channels and physical communication circuits of the public communications network.

6. Connection of the Licensee’s telematic equipment (except for voice data transmission service) to the public telephone network, the commercial parts of the “Iskra” network and the AT/Telex cable network shall be allowed only as subscribers’ terminals.

Use of switched channels of the aforesaid networks for purposes of point-to-point connection and mating with data transmission networks and telematic equipment of other operators, shall not be allowed.

7. The Licensee’s voice data transmission telematic equipment shall be locally connected to the general access network and the commercial parts of the “Iskra” network only as subscribers’ terminals and/or private branch exchange (PBX).

Switched channels of the aforesaid networks may be used only to provide access to subscribers to the voice data transmission telematic services of the Licensee and shall not be used for purposes of connection between Licensee’s voice data transmission service node, and for connection of the voice data transmission telematic service of the Licensee with the data transmission networks and telematic equipment of other operators.

8. Connection of the Licensee’s telematic equipment (except for voice data transmission service) to the general access network, to the commercial parts of the “Iskra” network and AT/Telex cable network, as well as use of communication channels and physical links of general access network for purposes of transmitting the telecommunications signals shall be effected pursuant to agreements with operators of the relevant general access networks and subject to tariffs applicable to the given category of users

9. Connection of the Licensee’s voice data transmission telematic equipment to the general access network and the commercial parts of the “Iskra” network, as well as use of communication channels and physical links of general access network for purposes of transmitting the telecommunications signals shall be effected pursuant to agreements with operators of the relevant general access networks and subject to tariffs applicable to the given category of users

10. Capacity of groups of circuits through which the technical devices of the voice data transmission telematic services of the Licensee are connected to the switch stations of the general access network, shall be sufficient to ensure compliance with the applicable norms of maximum load during hour of peak load (HPL) per one circuit. If the local telephone network has the required technical capacity, the amount of the maximum load during HPL may be changed on the basis of an agreement between the operator of the local telephone network and the telematic services operator

11. Provision by the Licensee of the technical means of the voice transmission telematic services for purposes of arranging the inter-station and inter-network connection at the general access telephone networks, shall not be allowed.

Ministry of the Russian Federation for Telecommunications and Information Technologies

12. Connection between the nodes of the voice transmission telematic service of the Licensee and the connection with the telematic services of other operators shall be effected only through the use of data transmission equipment.

13. Provision of voice transmission telematic services for connection of subscribers of the general access telephone network with the subscribers of the dedicated telephone networks, shall not be allowed

14. Use of technical means of communication owned by the Licensee or users shall be allowed subject to availability of compliance certificate of “Svyaz” Compulsory Certification System.

15. Provision of telecommunication services involving use of the telecommunication facility under this license can be commenced only subject to availability of telecommunication facility operating permission issued by the Russian state communication and information technology control authority.

16. Interaction of Licensee’s telematic services with telematic services of other operators shall not involve the use of identification codes and address space owned by foreign-based services and networks.

17. Connection of Licensee’s telematic services to other telematic services and communication networks in the Russian Federation shall be allowed only subject to availability of the license of the Russian Ministry for Telecommunications and Information Technologies (Russian Ministry of Communications, State Committee of the Russian Federation for Communications and Information technology, State Committee of the Russian Federation for Telecommunications) issued to the corresponding operators.

18. Voice mail services to users of the general access telephone network shall be enabled only with the interim trunking of voice messages by the telematic services equipment without establishing a direct connection between the users of such networks.

19. Use of AT/Telex network for transmission of telegrams through the general access telegraph network shall be allowed if the Licensee ensures documented information on the sending subscriber’s terminal, sending time and the text of the telegram.

20. The Licensee shall provide telecommunication services provided for in this license 24 hours a day on a daily basis, except for interruptions for necessary maintenance and repairs to be scheduled so as to minimize damage caused to the users.

21. The Licensee is required to provide users with telecommunication services which comply with the quality standards, technical parameters, certificates, and terms of the agreement for provision of telecommunication services.

22. The Licensee shall be liable to the users for failure to perform or improper performance of its obligations pursuant to the procedure and to the extent specified by the effective laws of the Russian Federation.

Ministry of the Russian Federation for Telecommunications and Information Technologies

23. The Licensee shall comply with the requirements of the Agency of Communications of the Russian Federation with respect to the traffic priority and provision of services.

24. In situations set forth by the laws of the Russian Federation the centralized management of Licensee’s telematic services shall be effected directly by the Ministry of the Russian Federation for Communications and Information Technologies.

25. Expenses associated with design and construction of Licensee’s telematic services, connection thereof to the general access networks in the Russian Federation and settlements with operators of general access networks in the Russian Federation shall be at Licensee’s cost.

26. The tariffs for communications services shall be established on the contractual basis.

In cases stipulated by the legislation of the Russian Federation with regard to specific types of communications services provided by communications enterprises, the tariffs may be regulated by the state.

Payments for interconnections between the networks shall be established on the basis of contracts, conditions and provisions agreed among communications enterprises. Disputes on such matters shall be considered pursuant to the current laws of the Russian Federation.

27. Specific categories of state officers, diplomatic and consulate representatives of foreign states, representatives of international organizations, as well as specific groups of individuals may have certain privileges and priorities while using telecommunications in terms of the order of priority, procedure of use and the amount of payment for communication services.

The list of privileges as well as categories of officers and individuals who are entitled to such privileges and priorities shall be determined by the legislation of the Russian Federation and normative legal acts of the political subdivisions of the Russian Federation, as well as by international treaties and agreements of the Russian Federation.

28. The Licensee shall provide for strict confidentiality of communications.

Any information on messages being transmitted with the use of the telematic services of the Licensee, as well as the messages themselves may be disclosed only to the senders and addressees or their legal representatives.

Any tapping of telecommunications messages or any other limitation of communication confidentiality shall be permitted only on the basis of the applicable legislation of the Russian Federation.

29. The Licensee shall not prevent any reviews of the technical parameters of the network by the State Telecommunications and Information Technologies Control agencies of the Russian Federation, and, if necessary, must provide such agencies with access to its measuring devices to be used for such work.

Ministry of the Russian Federation for Telecommunications and Information Technologies

30. During development, creation and operation of the telematic services, the Licensee shall, pursuant to the legislation of the Russian Federation, render assistance and provide the criminal investigation agencies with the possibility of carrying out such investigations using the communication network, and shall take measures to keep confidential all organizational and tactic methods of carrying out of the mentioned activities.

Should communication means be used for criminal purposes harmful for interests of individuals, society and the state, operation of the telematic services and communications equipment of the Licensee may be suspended by the state bodies authorized thereto in accordance with legislation of the Russian Federation.

Provision of communications channels to the users shall be effected after requirements of the Law of the Russian Federation “On Investigation Activities in the Russian Federation” are met.

31. The Licensee shall be obliged to take measures to prevent any unauthorized access to management of the telematic services and any unauthorized control over their operations.

Licensee’s telematic services control centers shall be located in the Russian Federation.

32. In case of Acts of God, quarantine or any other natural or industrial force majeure events, the governmental authorities authorized thereto shall have the right of priority utilization and suspension of the operation of the Licensee’s network and telecommunication means.

33. The Licensee shall provide an absolute priority for all emergency messages related to personal safety at sea, or land, in the air or space, carrying out of emergency measures in the area of defense, security and law and order enforcement in the Russian Federation, as well as for messages on significant accidents, catastrophes, epidemics, epizootic and acts of God.

34. Licensee shall provide free of charge telecommunication services required for administrative purposes as prescribed by the Ministry of the Russian Federation for Telecommunications and Information Technologies.

35. At the request of the Ministry of the Russian Federation for Telecommunications and Information Technologies, the Licensee shall provide information on the technical condition and development prospects of the telematic services, conditions for the provision of the services and existing tariffs.

36. The Licensee shall give priority to the use of telecommunication means manufactured in the Russian Federation pursuant to the Federal Law “On Communications”.

37. Licensee’s technical facilities can be constructed only upon availability of design documents prepared in compliance with Construction Norms and Rules and Industrial Technological Design Norms (SniP, VNTP) effective in the Russian Federation, and duly obtained approval of such design documents.

Ministry of the Russian Federation for Telecommunications and Information Technologies

38. This License shall be governed, construed and performed in accordance with the applicable legislation of the Russian Federation.

39. The Licensee shall operate in accordance with the regulatory acts and applicable legislation of the Russian Federation.

40. The Ministry of the Russian Federation for Telecommunications and Information Technologies reserves the right to introduce any amendments or supplements to this license due to any changes in the applicable legislation of the Russian Federation.

41. The Licensee shall submit to local statistical agencies and to the Ministry of the Russian Federation for Telecommunications and Information Technologies periodic and annual state statistical reports on communications in accordance with the procedure established by the State Committee for Statistics of the Russian Federation.

Violation of the procedure for submitting of statistical reports shall result in administrative liability in accordance with the applicable legislation.

42. This License is not assignable to any other entity.

43. The Licensee shall effect payments out of revenues received for the rendered communications and information technologies services to the account of the Ministry of the Russian Federation for Telecommunications and Information Technologies, pursuant to the standards established under Decree No. 380 of the Government of the Russian Federation of April 28, 2000.

Such transfers shall be effected on a monthly basis subject to the actual revenues received for the telecommunications and information technologies services rendered in the preceding calendar month, no later than the 20th day of the subsequent month. The amount to be transferred shall be adjusted on a quarterly basis upon the provision of accounting reports to the tax agencies.

With a view to effecting control over the adequacy of cash transfers to the account of the Ministry of the Russian Federation for Telecommunications and Information Technologies, the Licensee shall, upon written request of the management of the department for control over telecommunications and information technologies in the relevant political subdivision of the Russian Federation, provide the corresponding accounting report form which reflects the revenues from the provided telecommunications and information technologies services.

44. The License shall be registered upon its issuance with the relevant state communications and information technologies control agency of the Russian Federation.

In case of any changes in the mailing or banking requisites or the telephone numbers, or in case of reorganization or liquidation of the legal entity, the Licensee shall inform the Ministry of the Russian Federation for Telecommunications and Information Technologies and the territorial department of the state communications and information technologies control service thereof where the license is registered.

Ministry of the Russian Federation for Telecommunications and Information Technologies

45. The licensed area includes:

Republics:	Karelia;

Oblasts:	Arkhangelskaya, Vologodskaya, Kaliningradskaya, Leningradskaya, Murmanskaya, Novgorodskaya, Pskovskaya;

Aut. okrug:	Nenetsky

Cities:	St.-Petersburg

First Deputy Minister of the Russian Federation for Telecommunications and Information Technologies	[Signature]	B.D. Antoyuk

Head of the Department of the Organization	[Signature]	N.M. Popov
of Licensing Activity	[Seal]